Exhibit 99.1

Dynacq Reports 52% Increase in Third Quarter Net

Income to $6.3 Million

HOUSTON—(BUSINESS WIRE)—July 14, 2003

Third Quarter Highlights:

•	Net income increased 52% to $6.3 million

•	Diluted earnings per share increased 48% to $0.40 as compared with $0.27 in 2002

Dynacq International, Inc. (NASDAQ/NM: DYII—News) today reported another strong financial performance in the quarter ended May 31, 2003. Net patient service revenues increased to $25,606,000 from $19,585,000, or 31%, from the corresponding prior year quarter. Net income for the quarter rose 52% to $6,277,000 from $4,127,000 for the comparable prior year quarter and fully diluted earnings per share increased to $0.40 from $0.27, or 48%, from the corresponding prior year quarter.

During the quarter ended May 31, 2003, Dynacq’s flagship facility, the Vista Medical Center Hospital in Pasadena, Texas, continued its steady growth performance. Net patient service revenue at the hospital increased to $21,327,000 from $15,844,000, or 35%, from the corresponding prior year quarter.

The new hospital in Baton Rouge, Louisiana, Vista Surgical Hospital of Baton Rouge, completed its first full quarter of operations. Even though this hospital did not contribute positively to the overall consolidated net income, management is encouraged by the increase in procedures performed at this location month to month within this quarter. The Company expects this hospital to be profitable in the fourth quarter and will continue to focus its resources to increase revenues at this location.

Comparing nine months ended May 31, 2003 to the same period in 2002, net revenues increased 34% to $64,668,000 from $48,297,000 for the corresponding prior year period. Net income rose 37% to $15,173,000 from $11,047,000 in the prior year period. Basic earnings per share, before cumulative effect of a change in accounting principle, increased 31% to $0.98 from $0.75 and fully diluted earnings per share increased 29% to $0.94 from $0.73 for the corresponding prior year period. During the first quarter of fiscal 2003, Dynacq recorded a one-time gain of $528,000, net of tax, related to a write-off of negative goodwill associated with the adoption of SFAS 142, Goodwill and Other Intangible Assets, as a cumulative effect of a change in accounting principle. The basic and diluted earnings per share after this one-time gain for the nine months ended May 31, 2003 were $1.02 and $0.97, respectively.

Dynacq Chairman and CEO, Chiu M. Chan said, “I am especially pleased that the continued success of the Houston facilities has permitted the Company to achieve such strong net earnings growth, even with the expected initial earnings drag from the start-up of the new hospital in Baton Rouge, Louisiana. As the Baton Rouge facility begins to achieve profitability, the ongoing success of the management and clinical teams in implementing our strategic growth plan should accelerate.”

“While establishing the Baton Rouge facility to operate on a sound basis, we are also taking steps to expand further over the next few years. We are in the early stages of development work with several locations for potential new hospitals. We want to grow at a pace strategically consistent with our strong financial performance.”

Dynacq International, Inc. (www.dynacq.com) provides surgical healthcare services and related ancillary services through surgical hospital facilities and outpatient surgical centers. Dynacq specializes in creating surgical facilities that are models of quality patient care, efficiency, technology, clinical skills and profitability.

Summarized selected financial data:

	Three months ended May 31,		Nine months ended May 31,
	2003	2002	2003	2002
Operating Data:
Net patient service revenue	$25,606,146	$19,584,545	$64,667,579	$48,297,084
Operating expenses	14,606,451	12,589,601	38,182,357	29,848,668

Operating income	10,999,695	6,994,944	26,485,222	18,448,416
Other income, net	243,481	27,353	500,219	188,685
Minority interests in earnings	(801,962)	(664,690)	(2,630,064)	(1,701,956)
Provision for income taxes	(4,163,956)	(2,230,442)	(9,710,958)	(5,888,338)
Cumulative effect of a change in accounting principle, net of tax	—	—	528,153	—

Net income	$6,277,258	$4,127,165	$15,172,572	$11,046,807

Basic earnings per common share:
Income before cumulative effect of a change in accounting principle	$0.42	$0.28	$0.98	$0.75
Cumulative effect of a change in accounting principle	—	—	0.04	—

	$0.42	$0.28	$1.02	$0.75

Diluted earnings per common share:
Income before cumulative effect of a change in accounting principle	$0.40	$0.27	$0.94	$0.73
Cumulative effect of a change in accounting principle	—	—	0.03	—

	$0.40	$0.27	$0.97	$0.73

Weighted average common shares (basic)	14,875,100	14,797,989	14,860,739	14,797,989
Weighted average common shares (diluted)	15,573,752	15,057,681	15,555,003	15,057,681

Statement of Cash Flows Data:
Cash provided by operating activities			$14,035,386	$8,692,117
Cash used in investing activities			(16,262,975)	(3,747,971)
Cash used in financing activities			(1,214,573)	(3,313,727)

	May 31, 2003	August 31, 2002
Balance Sheet Data:
Cash and cash equivalents	$4,141,594	$7,583,756
Accounts receivable, net	32,020,645	24,340,971
Other current assets	3,791,620	1,679,555
Property and equipment, net	31,565,516	16,715,425
Other assets	949,860	758,914

Total assets	$72,469,235	$51,078,621

Current liabilities	$8,413,629	$3,111,015
Other liabilities	4,441,438	3,399,233
Total stockholders’ equity	59,614,168	44,568,373

Total liabilities and stockholders’ equity	$72,469,235	$51,078,621

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, Dynacq’s ability to continue growing, the ability of the hospital at Baton Rouge to be profitable, positively impact future earnings, achieve profitability, gain additional momentum, and contribute to net income, continued strong growth of the Houston facilities, and Dynacq’s ability to continue to provide high quality healthcare services and facilities. Although the Company believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More detailed information about factors that may cause actual results to materially differ is contained in the Company’s filings with the Securities and Exchange Commission. The words “looking forward,” “believe,” “expect,” “likely” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that such statements were made. The Company undertakes no obligation to update any forward-looking statements contained in this press release.